UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 23, 2008

Enova Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	1-33001	95-3056150
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1560 West 190th Street, Torrance, California		90501
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-527-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 23, 2008, Enova Systems, Inc. (the "Company") entered into a Securities Purchase Agreement ("Purchase Agreement") and Registration Rights Agreement with accredited investors ("Investors").

On the closing date of May 1, 2008, pursuant to the Purchase Agreement, Enova sold 1,273,700 shares ("Investor Shares") of Enova’s common stock, no par value, ("Common Stock") for $3.91 per share, resulting in gross proceeds of approximately $4,980,167. The placement agent earned a selling commission of (i) a cash payment of approximately $249,000 and (ii) 25,474 shares of Common Stock, in addition to reimbursement of expenses. After placement fees and offering expenses, Enova received net proceeds of $4,704,275.

Pursuant to the Registration Rights Agreement, the Company granted the Investors certain resale registration rights in respect to the Investor Shares.

The Investor Shares described above were issued to "accredited" investors only as such term is promulgated by the Securities and Exchange Commission ("SEC"). In reliance upon each such investor’s representation as an "accredited investor" among other representations. The issuance of the securities described above were exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and in reliance upon Rule 506 of Regulation D promulgated by the SEC.

The securities offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer of any securities for sale.

The form of Purchase Agreement and Registration Rights Agreement were filed as Exhibit 10.1 and 10.2, respectively, to the Current Report on Form 8-K filed with the SEC on April 24, 2008 and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this report is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enova Systems, Inc.

May 5, 2008	By:	Jarett Fenton

Name: Jarett Fenton
Title: Chief Financial Officer